Exhibit 99.1



FOR IMMEDIATE RELEASE

Contact: Adam C. Derbyshire                     Mike Freeman
         Vice President and                     Director, Investor Relations and
         Chief Financial Officer                Corporate Communications
         919 862-1000                           919 862-1000


                       SALIX PHARMACEUTICALS REPORTS FIRST
                         QUARTER 2001 FINANCIAL RESULTS

RALEIGH, NC, May 1, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the first quarter of 2001. The Company reported a net loss of $3.9 million ($0.28 per share) for the first quarter of 2001. This compares to a net loss of $0.7 million ($0.06 per share) for the first quarter of 2000. Product revenues for the first quarter of 2001 were $3.3 million. Product revenues were derived from sales of COLAZAL(TM), the Company's new first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $0.8 million for the period and gross margin was 76 percent.

Cash, cash equivalents and investments were $6.3 million on March 31, 2001. During the first quarter of 2001 the Company secured a $7 million working capital line of credit facility.

Operating expenses were $7.0 million for the first quarter of 2001, compared to $1.2 million for the prior year period. Higher operating expenses for the first three months of 2001 were due primarily to costs associated with the deployment of the Company's sales force and marketing campaign for the launch of COLAZAL. Selling, general and administrative expenses were $5.6 million for the first quarter of 2001, compared to $0.6 million for the first quarter of 2000. Research and development expenses were $1.4 million for the first quarter of 2001, compared to $0.6 million for the first quarter of 2000.

Other revenues and expenses for the period primarily related to the recognition of deferred revenues associated with a payment received during the second quarter of 2000 from Shire Pharmaceuticals Group plc for the sale of intellectual property in European countries related to balsalazide disodium. As a result of this transaction, the Company recognized deferred revenue of $1.4 million and expense related to this deferred revenue of $0.7 million during the first quarter of 2001.

Commenting on the quarter, Robert Ruscher, President and Chief Executive Officer, Salix Pharmaceuticals, stated, "We are extremely pleased with the ongoing progress of the Company and, in particular, with the reception COLAZAL is receiving in the marketplace. In preparation for the launch of COLAZAL, in December 2000 we sold product orders totaling approximately $5.5 million to wholesalers for distribution to pharmacies nationwide. Our 30-member gastroenterology specialty sales force began introducing the product to physicians in late January 2001. During the first quarter of 2001 we achieved COLAZAL sales of over $3 million. We believe that this level of sales represents a very solid beginning for our first product and we look forward to growing our revenues as our sales force continues to introduce COLAZAL to gastroenterologists across the United States."

Adam Derbyshire, Vice President, Finance and Administration, and Chief Financial Officer, Salix Pharmaceuticals, commented on the first quarter of 2001, "During the period the Company continued to gain visibility in the investment community and made strides in its efforts to increase shareholder value. On February 26, the Company moved from the Nasdaq SmallCap Market to the Nasdaq National Market. This move comes as a result of the Company's growth and subsequent increase in market capitalization. We anticipate our inclusion in the Nasdaq National Market will result in increased exposure to and interest from a broader universe of investors. In March, UBS Warburg LLC initiated research coverage on Salix. In April, the Company presented at the Robinson-Humphrey Institutional Conference. The ongoing success of the Company was reflected in the continued increase in the Company's stock price - increasing 33 percent from $11.25 at the beginning of the quarter to close the quarter at $15.00."

The current reported First Call analysts' consensus loss per share estimate for Salix is $0.56 for 2001. Such analysts' average estimate of Salix product revenue for the full year 2001 is $24.8 million. At this time, Salix believes these projections are attainable based upon information currently available to the Company. The Company's business is subject to risk factors that might cause actual results to vary, as outlined in the Company's Form 10-K and other publicly filed documents.

The Company will host a conference call at 10:00 a.m. EDT on May 1, 2001 to discuss the subjects of this press release. Interested parties may access the conference call by way of webcast or telephone. The live webcast will be available at http://www.salixpharm.com. To access the live webcast, log on to the Company's web site at the address listed above and go to the investor information section. The webcast will be archived on the Company's web site through May 8.

The telephone numbers to access the conference call are (800) 946-0782 (domestic) or (719) 457-2657 (international.) A replay of the call will be available from 1:00 p.m. EDT, May 1 through May 8. The telephone numbers to access the replay of the call are (888) 203-1112 (domestic) or (719) 457-0820 (international.) The pass code for the replay is 478646.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.

                                  Table follows
Salix Pharmaceuticals, Ltd.
 Condensed Consolidated Statement of Operations
 Unaudited
 (In thousands, except per share data)
                                                           Three Months Ended
                                            March 31,            March 31,
                                               2001                2000
                                            -------------   ------------------
 Product Revenues and Costs:
     Product Sales                              $   3,290           $     380
     Cost of Sales                                    786                 313
                                            -------------   ------------------
     Gross Margin                                   2,504                  67

 Operating Expenses:
     Research and Development                       1,435                 570
     Selling, General and Administrative            5,558                 644
                                            -------------   ------------------
         Total Operating Expenses                   6,993               1,214

     Loss from operations                         (4,489)             (1,147)

 Other Revenues and Expenses:
     Other Revenue                                  1,375                 467
     Other Expense                                    891                  22
     Interest Income/(Expense), net                   108                  20
                                            -------------   ------------------

     Net loss before tax                          (3,897)               (682)
     Income tax                                         -                   -
                                            -------------   ------------------

 Net loss                                       $ (3,897)           $   (682)

 Net loss per share                             $  (0.28)           $  (0.06)
                                            =============   ==================
 Weighted average shares outstanding               13,711              10,610
                                            =============   ==================

Salix Pharmaceuticals, Ltd.
 Condensed Consolidated Balance Sheets
 (In thousands)
                                            March 31,         December 31,
                                              2001                2000
                                          (unaudited)           (audited)
                                          ---------------   ------------------
 Assets
     Cash and Cash Equivalents                  $  6,311             $ 13,244
     Accounts Receivable                           9,044                6,156
     Inventory                                     3,642                2,819
     Other Assets                                  2,718                3,542
                                          ---------------   ------------------
     Total Assets                               $ 21,715             $ 25,761
                                          ===============   ==================

 Liabilities & Stockholders' Equity
     Accounts Payable and Other Current
       Liabilities                              $  5,246             $  4,532
     Deferred Revenue                              6,959                8,487
                                          ---------------   ------------------
         Total Current Liabilities                12,205               13,019

     Common Stock                                 41,793               41,128
     Accumulated Deficit                        (32,283)             (28,386)
                                          ---------------   ------------------
     Total Stockholders' Equity                    9,510               12,742
                                          ---------------   ------------------
 Total Liabilities & Equity                     $ 21,715             $ 25,761
                                          ===============   ==================


       Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the uncertainty of market acceptance of COLAZAL and rifaximin, our limited sales and marketing experience, timing of customer purchases, our ability to manage growth, risks of clinical trials and regulatory review, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.